Exhibit 99.2

Contact:

Mary McGowan

Summit IR Group Inc.

(408) 404-5401

mary@summitirgroup.com

Stratex Networks Reschedules Q4 Financial Results Announcement

SAN JOSE, Calif., May 5, 2005 – Stratex Networks, Inc. (Nasdaq: STXN) today announced that it will delay releasing its fourth quarter and full fiscal year 2005 financial results until Monday, May 9 after the market closes. The Company has taken additional time to review transactions and finalize the close process in conjunction with the first year-end close under the Sarbanes-Oxley requirements.

During the year-end close, management reviewed the status of certain long-term installation contracts associated with legacy products, and has decided it is appropriate to increase reserves related to such contracts by approximately $3.7 million in the fourth fiscal quarter.

For the fourth fiscal quarter, the Company will report total new orders of approximately $62 million, and Eclipse orders in excess of $30 million. Eclipse revenue continued its growth during the quarter to achieve about 40 percent of total product revenue. As stated earlier, due to strengthening demand and shipments of Eclipse-based products, management has not changed its outlook for profitability in fiscal year 2006. As previously announced, the expected timing of profitability will be discussed during the fourth fiscal quarter and fiscal year 2006 conference call.

Quarterly Conference Call Scheduled for May 9

Stratex Networks management will hold a conference call to discuss the details of the company’s financial results for the fourth quarter of fiscal 2005 on Monday, May 9 at 5:00 p.m. Eastern Time. Those wishing to join should dial 303-262-2130 (password:

Stratex) at approximately 4:50 p.m. A replay of the call will be available starting one hour after the completion of the call until May 16, 2005. To access the replay, dial 303-590-3000 (pass code: 11027231#). A live and an archived webcast of the conference call will also be available via the company’s Web site at www.stratexnet.com

About Stratex Networks

With headquarters in San Jose, California, Stratex Networks, Inc. is one of the world’s leading providers of high-speed wireless transmission solutions. Since it was founded in 1984, Stratex Networks has achieved international recognition for quality, innovation, and technical superiority in delivering data, voice, and video communication systems, including comprehensive service and support. Stratex Networks, with its broad product offering and worldwide sales and support organization, is strategically positioned to serve its customers’ needs in wireless high-capacity transmission technology. Additional information is available at www.stratexnet.com .

Safe Harbor Statement

The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of significant risks and uncertainties including: unexpected delays in the roll out of the various Eclipse models; inability to achieve cost improvement in our supply chain; order cancellations, postponements in product deliveries resulting in delayed revenue recognition, downward pressures on the price of the Company’s products and services and the introduction of competing products and technologies. In addition, because the Company’s business is heavily concentrated in foreign markets, there is a significant risk of adverse currency fluctuations and unforeseen governmental action including but not limited to the denial of export and/or import licenses. For a further discussion of these and other factors that impact the Company’s business in general, see the information provided under the heading “Factors That May Affect Future Financial Results” in the Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2004, on file with the Securities and Exchange Commission.

# # #